EXHIBIT 3(i)

RESTATED CERTIFICATE OF INCORPORATION

OF

BASIC EARTH SCIENCE SYSTEMS, INC.

We, THE UNDERSIGNED, in order to Restate The Certificate of Incorporation, under and pursuant to the provisions of the General Corporation Laws of the State of Delaware, do hereby certify as follows:

FIRST

The name of the corporation is BASIC EARTH SCIENCE SYSTEMS, INC.

SECOND

The registered office of the corporation is to be located in the City of Wilmington, in the County of New Castle, in the State of Delaware.  The name of its Registered Agent is THE CORPORATION TRUST COMPANY, whose address is 100 W. 10th Street, Wilmington, Delaware, 19801.

THIRD

The nature of the business of the corporation and the objects or purposes proposed to be transacted, promoted or carried on by it are:

A. To conduct geological and geo-physical researches and investigations of every kind and description throughout the world with the aim of securing geological information for sale to natural resource companies.

B. To provide consulting services and supervisory services to companies engaged in the exploration and development of natural resources of any description.

C. To enter into leases, joint ventures, limited partnerships, participation plans, working interests, overriding royalty, and other royalty arrangements and to buy, sell, hypothecate, assign and transfer by any means such interests, and to retain same and to engage in the management of oil, gas, and mineral exploration and development programs for itself and for others and to perform technological services for other companies.

D. To purchase or otherwise acquire, hold, sell, pledge, transfer or otherwise dispose of, and to reissue or cancel the shares of its own capital stock or any securities or other obligations of the corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Delaware.

E. To acquire all or any part of the securities, good will, rights, property or assets of all kinds and to undertake or assume the whole or any part of the obligations or liabilities of any corporation, association, partnership, syndicate, entity, person, or governmental, municipal or public authority, domestic or foreign, located in or organized under the laws of any authority in any part of the world, and to pay for the same in cash, stocks, bonds, debentures or other securities of this or any other corporation, or otherwise in any manner permitted by laws; and to conduct in any lawful manner the whole or any part of any business so acquired.

F. To enter into any lawful arrangement for sharing profits, union of interest, reciprocal concession or cooperation with any corporation, association, partnership, syndicate, entity, person, or governmental, municipal or public authority, domestic or foreign, located in or organized under the laws of the authority in any part of the world, or in the carrying on of any business which the corporation is authorized to carry on, or any business or transaction deemed necessary, convenient or incidental to carrying out any of the purposes of the corporation.

G. To borrow or raise moneys for any of the purposes of the corporation and from time to time, without limit as to amount, to draw, make, accept, endorse, guarantee, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment thereof and of the interest thereon by mortgage on, or pledge, conveyance or assignment in trust of, the whole or any part of the assets of the corporation, real, personal, or mixed, including contract rights, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such securities or other obligations of the corporation for its corporate purposes.

H. To lend money, either without any collateral security or on the security of real or personal property, and to enter into, make, perform and carry out, or cancel and rescind contracts of every kind and for any lawful purpose with any person, firm, association, partnership, corporation, syndicate, governmental, municipal or public authority, domestic or foreign, or others.

I. To apply for, obtain, register, purchase, lease, or otherwise acquire, and to hold, use, pledge, lease, sell, assign, or otherwise dispose of formulas, secret processes, distinctive marks, improvements, processes, trade names, trade-marks, copyrights, patents, licenses, concessions and the like, whether used in connection with or secured under letters patent of or issued by any country or authority, or otherwise; and to issue, exercise, develop and grant licenses in respect thereof or otherwise turn the same to account.

J. To make any guaranty respecting securities, indebtedness, dividends, interest, contracts or other obligations so far as the same may be permitted to be done by a corporation organized under the laws of the State of Delaware.

K. To acquire, purchase, own, hold, operate, develop, lease, mortgage, pledge, exchange, sell, transfer or otherwise dispose of and to invest, trade, or deal in, real and personal property of every kind and description or any interest therein.

L. To engage in any mercantile, manufacturing, or trading business of any kind or character whatsoever throughout the world, and to do all things incidental to any such business.

M. To do everything necessary, proper, advisable or convenient for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any powers herein set forth and to every other act and thing incidental thereto or connected therewith, provided the same be not forbidden by the laws of Delaware.

N. In general, to carry on any business and to have and exercise all of the powers conferred by the laws of the State of Delaware upon corporations formed thereunder; and to do any and all of the acts and things herein set forth and to the same extent as natural persons could do, and in any part of the world, as principal, factor, agent, contractor, trustee or otherwise, either alone, as a partner, or in syndicates or otherwise in conjunction with any person, entity, syndicate, partnership (either general or limited, or both), association or corporation, governmental, municipal or public authority, domestic or foreign; to establish and maintain offices and agencies and to exercise all or any of its corporate powers and rights throughout the world.

The foregoing clauses shall be construed as powers as well as objects and purposes, and the matters expressed in each clause shall, unless herein otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes and powers; and the enumeration of specific objects, purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

FOURTH

The total number of shares of stock which the corporation is authorized to issue is Thirty-Five Million Shares (35,000,000) of a par value of Ten Cents ($0.10) each, for the aggregate par value of Three Million Five Hundred Thousand Dollars ($3,500,000.00) consisting of Three Million Shares (3,000,000) of preferred stock and Thirty-Two Million Shares (32,000,000) of common stock and the Board of Directors is authorized to issue such shares without further authorization from the shareholder and, as to the preferred shares the Board of Directors is granted the authority to provide for the issuance of preferred shares in series, the designation, voting powers, full, limited, or no voting powers, and such designations, preferences, conversion rights, redemption rights, dividend rights, preemptive rights, participating rights, optional rights, or other special rights, qualifications, limitations, or restrictions.

FOURTH-A

The Board of Directors is authorized to issue from time to time bonds or debentures, unsecured or secured by mortgage or pledge of the corporation’s property, convertible or non-convertible, and without further authorization or consent of the stockholders.

FIFTH

The minimum amount of capital with which the corporation will commence business in Three Thousand Dollars ($3,000.00).

SIXTH

The stockholders of this corporation shall not have a pre-emptive right to subscribe to any or all of additional issues of stock of the corporation of any or all classes.

SEVENTH

The following provisions are inserted for the management of the business and for the conduct of the affairs of this corporation, and for further definition, limitation and regulation of the powers of this corporation and of its directors and stockholders:

(1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the By-Laws, but shall not be less than three (3).  Election of directors need not be by ballot unless the By-Laws so provide.

        (2) At all elections of the directors of this corporation, every stockholder entitled to vote at such election shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected and for whose election he is entitled to vote.  It is expressly prohibited for any stockholder to cumulate his votes in any election of directors.

        (3) The Board of Directors shall have power:

(a) To make, alter, amend, change, add to, or repeal the by-Laws of this corporation; to fix and vary the amount ot be reserved for any proper purposes; to authorize and cause to be executed mortgages and lines upon any part of the property of the corporation provided it be less than substantially all; to determine the use and disposition of any surplus or net profits and to fix the time for the declaration and payment of the dividends.

(b) To determine from time to time whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the corporation (other than the stock ledger) or any of them shall be open to the inspection of the stockholders.

         (4) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

         (5) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any By-Laws from time to time made by the stockholders; provided, however, that no By-Law so made shall invalidate any prior act of the directors which would have been valid if such By-Law had not been made.

EIGHTH

No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of this corporation is or are interested in, or is a director or officer, or are directors or officers of such other corporation, and any director or directors, individually or jointly, may be a party or parties to or may be interested in any contract or transaction of this corporation or in which this corporation is interested, and no contract, act or transaction of this corporation with any person or persons, firm or association shall be affected or invalidated by the fact that any director or directors of this corporation is a party, or are parties to, or interested in such contract, or act, or transaction, or in any way connected with such person or persons, firm or association, and each and every person who may become a director of this corporation is hereby relieved from any liability that might otherwise exist from contract with the corporation for the benefit of himself or any firm or corporation in which he may be in any way interested.

NINTH

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TENTH

The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

ELEVENTH

The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

BASIC EARTH SCIENCE SYSTEMS, INC.

Adopted November 7, 1986

Basic Earth Science Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of Basic Earth Science Systems, Inc. resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation is amended by adding to Article TENTH a new and additional paragraph reading as follows:

“This Corporation shall, as authorized by Section 102(7) of the Delaware General Corporation Law, limit to a maximum of Ten Thousand Dollars ($10,000.00) the personal liability of a director to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director of Basic Earth Science Systems, Inc., provided that such provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title, (relating to Liability of Directors for unlawful payment of dividends or unlawful stock purchase or redemption; Exoneration from Liability; Contribution among Directors; Subrogation), or (iv) for any transaction from which the director derived an improper personal benefit.  No such provision shall limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held at 44 Inverness Drive East, Building E, Englewood, Colorado, on Friday, November 7, 1986, at 2:30 p.m., Mountain Standard Time, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Basic Earth Science Systems, Inc. has caused this certificate to be signed by G. W. Breuer, its President, and attested by Robert L. Poley, its Secretary, this 7th day of November, 1986.

BASIC EARTH SCIENCE SYSTEMS, INC.

By       /s/ G. W. Breuer
            G. W. Breuer – President

ATTEST:

By    /s/ Robert L. Poley
Robert L. Poley – Secretary

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

BASIC EARTH SCIENCE SYSTEMS, INC.

PURSUANT TO the General Corporation Law of the State of Delaware, the undersigned corporation adopts the following Certificate of Amendment to the Restated Certificate of Incorporation:

ARTICLE I

Name

The name of the corporation is BASIC EARTH SCIENCE SYSTEMS, INC. (the “Corporation”).

ARTICLE II

Amendment Adopted

Pursuant to approval of the holders of the majority of the Corporation’s outstanding stock obtained at a meeting of the shareholders of the Corporation held on October 6, 1995, the Fourth Article of the Restated Certificate of Incorporation of the Corporation was amended and restated in its entirety as follows:

“FOURTH

The total number of shares of stock which the corporation is authorized to issue is Thirty-five Million Shares (35,000,000) of a par value of $0.001 each, consisting of Three Million Shares (3,000,000) of preferred stock and Thirty-two Million Shares (32,000,000) of common stock and the Board of Directors is authorized to issue such shares without further authorization from the shareholders and, as to the preferred shares, the Board of Directors is granted the authority to provide for the issuance of preferred shares in series, the designation, voting powers, full, limited or no voting powers, and such designations, preferences, conversion rights, redemption rights, dividend rights, preemptive rights, participating rights, optional rights, or other special rights, qualifications, limitations, or restrictions.”

ARTICLE III

Stated Capital

As a result of the change in par value of the Corporation’s capital, the stated capital of the Corporation shall be reduced by the re-allocation of capital from the stated capital account to the capital surplus account.

CERTIFICATE

Pursuant to the General Corporation Law of the State of Delaware, the undersigned corporation does hereby certify that this Certificate of Amendment to the Restated Certificate of Incorporation of Basic Earth Science Systems, Inc. has been duly adopted pursuant to the approval and vote of the holders of the majority of said corporation’s outstanding stock in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Dated:  March 31, 1996

BASIC EARTH SCIENCE SYSTEMS, INC.

By       /s/ Ray Singleton
            Ray Singleton, President

ATTEST:

By    /s/ David J. Flake
David J. Flake, Secretary

CERTIFICATE OF DESIGNATIONS

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

BASIC EARTH SCIENCE SYSTEMS, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

____________________

Basic Earth Science Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on February 4, 2009:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share, of the Corporation (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series A Junior Participating Preferred Stock:

Section 1.  Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 100,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2.  Dividends and Distributions.

(A)           Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)           Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)           Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

(A)           Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)           declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)           declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)           redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)           redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.  Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.  Consolidation, Merger, Etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.  No Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

Section 9.  Rank.  The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 10.  Amendment.  The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its President and attested by its Secretary this 4th day of February, 2009.

/s/ Ray J. Singleton, Jr.
RAY J. SINGLETON, JR.

Attest:

/s/ Karen Mercer
Secretary